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                                                                    EXHIBIT 10.4

                    [LETTERHEAD OF FIELDWORKS, INCORPORATED]

Glenmount, LLC
Suite 400
19200 Von Karman Avenue
Irvine, California 92612-8512
   Re: Management Services Agreement

Gentlemen:

   Fieldworks, Incorporated ("Fieldworks") hereby engages you to perform advisory and consulting services to Fieldworks for a period of one-year commencing upon the date of this Agreement.

  1. Scope of Primary Services. The primary services to be provided by you consist of active and continuing support to FieldWorks' management in identifying, developing and executing all major strategic, acquisition, operational and financial opportunities for FieldWorks.

    a. During the initial three months of this Agreement, you will arrange for Robert Forbes to provide these primary services for at least 16 days per month, unless you and we agree to a different schedule. During this initial three-month period, you agree that these services will be provided on-site at our facilities, off-site for meetings with existing or prospective vendors or customers, or at another mutually agreed location.

    b. Following the initial three months of this Agreement, you shall determine, in consultation with our board of directors, which of your personnel shall be assigned to provide these primary services. Further, we agree that, following the initial three month period of this Agreement, such services are not expected to consume more than five man-days per month and such services may be provided from such locations as you determine.

  2. Compensation for Primary Services. For the primary services described above, we will pay you (a) $10,000 on the date hereof, (b) $10,000 within 30 days after the date hereof, (c) $10,000 within 60 days after the date hereof, and (d) $200,000 simultaneously with the closing of the transactions contemplated by the Securities Purchase Agreement of even date herewith, between Industrial-Works Holding Corp., a Delaware corporation (the "Securities Purchase Agreement").

  3. Reimbursement of Expenses. We agree to reimburse or pay directly your reasonable expenses, including travel, hotel or boarding charges, meals and other items customarily reimbursed to outside advisors or consultants. Such expenses, if not paid directly by Fieldworks at your request, shall be paid to you within five business days of submission of an itemized invoice evidencing your payment of such expenses.

  4. Additional Services and Compensation. In addition to the primary services and related compensation described above, we agree that you will be entitled to additional compensation if, for example, at our request (a) any of your employees or representatives (in addition to Robert Forbes) provide substantial services to us during the initial three-month period of this Agreement, or (b) Robert Forbes or any other employees or representatives provide more than five man-days of services per month following the initial three-month period of this Agreement. If such additional services do not arise in connection with any such transaction, you shall be entitled to such additional compensation as shall be negotiated at the time such services are rendered.

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  5. Investment Banking Services. Further, if you perform additional services to initiate a merger, acquisition, disposition, joint venture, financing or other similar transaction or expend substantial time on any such transaction initiated by others, you shall be entitled to receive additional fees of the type customarily received by investment bankers on terms satisfactory to the Board of Directors in its reasonable discretion.

  6. Term. The term of this Agreement shall be for a period of one year commencing on the date hereof. Prior to the expiration of this Agreement, FieldWorks and you shall negotiate the terms and conditions upon which this Agreement may be renewed, subject to approval by the members of our board of directors not nominated by the holders of Series B Preferred Stock. If the Securities Purchase Agreement is terminated, then this Agreement shall immediately terminate. Notwithstanding any termination, (x) we will immediately pay you the amounts identified in clauses (a), (b) and (c) of paragraph 2 above (to the extent such amounts have not previously been paid), (y) the indemnity provisions of paragraph 6 below shall survive plus (z) you shall be paid$100,000 if the Securities Purchase Agreement is terminated upon a failure of the Company's shareholders to approve the transactions it contemplates,.

  7. Insurance and Indemnity. We agree during the term of this Agreement to carry directors' and officers' insurance in an amount not less than $5 million to include you and your designated persons as additional insureds, to the extent our insurance company will permit us to treat your assigned persons as consultants. In addition, we hereby agree to the indemnity provisions set forth on Exhibit A to this Agreement.

   Please countersign this Agreement in the place indicated below to confirm your acceptance of an agreement to the terms stated in this letter.

                                          Very truly yours,

                                          FIELDWORKS INCORPORATED

                                          By  /s/ David G. Mell
                                            ----------------------------------
                                            President and Chief Executive
                                            Officer

CONFIRMED AND ACCEPTED

By Glenmount, LLC

By  /s/ Michael E. Johnson
  Managing Director

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                                   ADDENDUM A

   In connection with the engagement described in the foregoing letter agreement to which this Addendum A is attached, Fieldworks, Incorporated ("Company") agrees to indemnify and hold harmless Glenmount, LLC ("Glenmount") and each of its officers, directors, representatives, agents, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended) against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) related to or arising out of this engagement, and will reimburse Glenmount and each other person indemnified hereunder for all legal and other expenses as incurred in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding whether or not in connection with pending or threatened litigation in which Glenmount or any of other person indemnified hereunder is a party; provided, however, that the Company will not be liable in any such case (except cases arising out of the use of information provided by any Company) for losses, claims, damages, liabilities or expenses arising from the gross negligence or willful misconduct of Glenmount or the party claiming a right to indemnification.

   In case any proceeding shall be instituted involving any person in respect of whom indemnity may be sought, such person (the "Indemnified Party") shall promptly notify the Company, and the Company, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Company may designate in such proceeding and shall pay as incurred the fees and expenses of such counsel related to such proceedings. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel at its own expense, except that the Company shall pay as incurred the fees and expenses of counsel retained by the Indemnified Party in the event that (i) the Company and the Indemnified Party shall have mutually agreed to the retention of such counsel or, (ii) the named parties to any such proceeding (including any impleaded parties) include the Company and the Indemnified Party and representation of such parties by the same counsel would be inappropriate, in the reasonable opinion of the Indemnified Party, due to actual or potential differing interests between them.

   The Company shall not be liable for any settlement of any proceeding effected without its written consent. In addition, the Company will not, without the prior written consent of Glenmount, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not Glenmount or any Indemnified Party is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Glenmount and each other Indemnified Party hereunder from all liability arising out of such claim, action, suit or proceeding.